Exhibit 99.1

BROWN SHOE ANNOUNCES AMENDMENT AND

EXTENSION OF CREDIT AGREEMENT

ST. LOUIS, MISSOURI, January 7, 2011 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced that it has entered into an amended and restated credit agreement that extends its senior secured asset-based revolving credit facility to January 7, 2016, lowers the interest rate by 50 basis points, and provides for less restrictive covenants and more flexibility.  The Company’s borrowing capacity under the agreement remains at $380 million and still includes an accordion feature that allows the Company to request an increase in the size of the facility to $530 million in the aggregate.    The credit facility will be primarily used for working capital and as backing for trade letters of credit and may also be used for investments in infrastructure, potential acquisitions, and general corporate purposes.  Bank of America, N.A. is the Administrative Agent, Collateral Agent, and Lead Issuing Bank.  Wells Fargo Bank, National Association is an Issuing Bank.  Wells Fargo Capital Finance, LLC is the Syndication Agent and Bank of America, N.A. and JPMorgan Chase Bank, N.A. are Co-Documentation Agents. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance, LLC were the Joint Lead Arrangers and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance, LLC, and JPMorgan Chase Bank, N.A. were Joint Lead Bookrunners.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.5 billion global footwear company.  Brown Shoe’s Retail division operates Famous Footwear, a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 260 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Sam Edelman, Via Spiga, Vera Wang Lavender and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:                                                                           For media:
Allison Malkin                                                                         David Garino
ICR, Inc.                                                                                    Fleishman-Hillard
allison.malkin@icrinc.com                                                     dave.garino@fleishman.com
203-682-8225                                                                            314-982-0551